SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2009
BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12162 (Commission File No.)	13-3404508 (IRS Employer Identification No.)
3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 754-9200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-1.1
EX-4.1
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-12.1

Item 1.01.	Entry Into a Material Definitive Agreement
Underwriting Agreement
     On April 6, 2009, BorgWarner Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement “) under which it agreed to sell $325 million aggregate principal amount of its 3.50% convertible senior notes due 2012 (the “ Notes “) to certain underwriters named therein (collectively, the “ Underwriters “). The Underwriting Agreement also granted the Underwriters the option to purchase up to an additional $48.75 million aggregate principal amount of Notes to cover over-allotments. The Underwriters fully exercised their over-allotment option. The closing of the Notes occurred on April 9, 2009. The description of the Underwriting Agreement herein is qualified in its entirety by reference to the full text of such Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated by reference herein.
Indenture
     The Notes are governed by an indenture dated September 23, 1999 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee “), as supplemented by the Second Supplemental Indenture thereto, dated as of April 9, 2009. Pursuant to the Indenture, interest on the Notes will accrue at a rate of 3.50% per annum on the principal amount from April 9, 2009, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009. The Notes will mature on April 15, 2012 (the “Maturity Date “), subject to earlier conversion or repurchase. The Company may not redeem the Notes prior to the Maturity Date.
Conversion Rights
     Holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the Maturity Date of the Notes, in equal multiples of $1,000 principal amount.
     The initial conversion rate for the Notes will be 30.4706 shares of the Company’s common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $32.82 per share of the Company’s common stock. Such conversion rate will be subject to adjustment in certain events, but will not be adjusted for accrued interest, including any additional interest.
     Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination thereof at the Company’s election (the “Conversion Obligation”). If the Company satisfies its Conversion Obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of the Company’s common stock, the amount of cash and shares of the Company’s common stock, if any, due upon conversion will be based on a daily conversion value (as described in the Indenture) calculated on a proportionate basis for each trading day in the 40 trading-day cash settlement averaging period (as described in the Indenture).

Fundamental Change
     Upon the occurrence of certain fundamental corporate changes, holders will have the option to require the Company to purchase the Notes or any portion of the principal amount thereof that is equal to $1,000, or an integral multiple of $1,000. In such event, the Company must pay a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including any additional interest. Any Notes purchased by the Company pursuant to the provisions for fundamental change will be paid for in cash.
Events of Default
     The Indenture includes customary events of default, including, among other things, payment default, covenant default, conversion default, certain defaults under other indebtedness of the Company or certain of its subsidiaries, the failure to timely satisfy judgments over a certain sum against the Company or certain of its subsidiaries, failure to provide certain notices required by the Indenture and bankruptcy, insolvency or reorganization affecting the Company or certain of its subsidiaries.
Ranking
     The Notes will be equal in right of payment with the Company’s existing and future unsecured senior debt and senior in right of payment to the Company’s debt that is expressly subordinated to the Notes, if any. The Indenture does not limit the amount of debt that the Company or its subsidiaries may incur. The Notes will be structurally subordinated to all debt and other liabilities and commitments (including trade payables and guarantees of the Company’s debt) of the Company’s subsidiaries, including such subsidiaries’ guarantees of the Company’s indebtedness under the Company’s revolving credit facility and existing notes. The Notes will also be effectively junior to the Company’s secured debt, if any, to the extent of the value of the assets securing such debt.
     The description of the Indenture herein is qualified in its entirety by reference to the full text of such Indenture, a copy of which is attached as Exhibit 4.1 hereto and incorporated by reference herein.
Convertible Note Hedges; Warrants
     Concurrently with the pricing of the Notes, on April 6, 2009 the Company entered into convertible note hedge transactions with respect to its common stock (the “Convertible Note Hedges” ) with Morgan Stanley & Co. Incorporated as agent for Morgan Stanley & Co. International plc and Bank of America, N.A., affiliates of two of the Underwriters (collectively, the “Hedge Counterparties “). The Convertible Note Hedges cover, subject to customary anti-dilution adjustments, approximately 9.9 million shares of the Company’s common stock at an initial strike price equal to the Initial Conversion Price.
     Separately and concurrently with the pricing of the Notes, on April 6, 2009, the Company entered into warrant transactions (the “Warrants”) whereby it sold to the Hedge Counterparties warrants to acquire, subject to customary anti-dilution adjustments, up to approximately 9.9 million shares of its common stock at an initial strike price of approximately $38.61.
     The Convertible Note Hedges and Warrants are separate transactions (in each case entered into by the Company with the Hedge Counterparties), are not part of the terms of the Notes and thus will not affect the holders’ rights under the Notes. The Convertible Note Hedges are expected to reduce the potential dilution with respect to the Company’s common stock upon conversion of the Notes in the event that the market value per share of the Company’s common stock, as measured under the Convertible Note Hedges, at the time of conversion is greater than the strike price of the Convertible Note Hedges, which corresponds to the Initial Conversion Price of the Notes and is similarly subject to customary anti-dilution adjustments. If, however, the volume-weighted price per share of the Company’s common stock exceeds the strike price of the Warrants when they expire, there would be additional dilution from the issuance of common stock pursuant to the Warrants.
     The description of the Convertible Note Hedges and Warrants herein is qualified in its entirety by reference to the full text of such agreements, forms of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated by reference herein.
Use of Proceeds
     After deducting the discount to the Underwriters, the net proceeds to the Company from the offering of Notes are $362,537,500. The Company expects to use the net proceeds of the offering of Notes for general corporate purposes, including to repay short-term indebtedness, after applying a portion of the net proceeds for the cost of the convertible note hedges after such cost is offset by the proceeds of the warrant transactions described above
     The cost of the convertible note hedges, after being partially offset by the proceeds from the sale of the warrants, was approximately $21.9 million. The Company expects to use the remaining proceeds, together with the proceeds from the sale of additional warrants, for general corporate purposes.
     The Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, corporate trust, financial advisory and other commercial services in the ordinary course of business with the Company. Affiliates of the underwriters act as administrative agent, syndication and lenders under the Company’s multi-currency revolving credit facility.
     This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits. The following exhibits are being furnished as part of this Report.

Exhibit
Number	Description

1.1	Underwriting Agreement dated April 6, 2009 by and among BorgWarner Inc. and the underwriters named therein

4.1	Second Supplemental Indenture dated April 9, 2009 by and between the registrant and The Bank of New York Mellon Trust Company, N.A., as the indenture trustee.

10.1	Form of Convertible Note Hedge confirmation between BorgWarner Inc. and Bank of America, N.A.

10.2	Form of Warrant confirmation between BorgWarner Inc. and Bank of America, N.A.

10.3	Form of Convertible Note Hedge confirmation between BorgWarner Inc. and each of Morgan Stanley & Co. International Plc (represented by Morgan Stanley & Co. Incorporated, as its agent).

10.4	Form of Convertible Note Hedge confirmation between BorgWarner Inc. and each of Morgan Stanley & Co. International Plc (represented by Morgan Stanley & Co. Incorporated, as its agent).

12.1	Statement regarding computation of ratio of earnings to fixed charges

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date: April 9, 2006	By:	/s/ John J. Gaspasovic

	Name:	John J. Gaspasovic
	Its:	Secretary